Exhibit 12.1

Ratio of Earnings to Fixed Charges

	Three Months Ended March 31, 2006	Year Ended December 31,
		2005	2004	2003	2002	2001
	(Dollars in thousands)
Consolidated income before income taxes, minority interest in earnings of subsidiaries and cumulative effect adjustment	$6,149	$70,894	$69,481	$39,308	$28,951	$9,453
Interest credited to account balances	92,546	311,479	309,034	248,075	183,503	100,125
Interest expense on General Agency Commission and Servicing Agreement	—	—	—	—	3,596	5,716
Interest expense on notes payable	7,286	16,324	2,358	2,713	1,901	2,881
Interest expense on subordinated debentures	4,918	14,145	9,609	7,661	—	—
Interest expense on amounts due under repurchase agreements and other interest expense	5,799	11,280	3,148	1,278	1,777	1,504
Interest portion of rental expense	94	388	344	314	267	171
Consolidated earnings	$116,792	$424,510	$393,974	$299,349	$219,995	$119,850

Interest credited to account balances	92,546	311,479	309,034	248,075	183,503	100,125
Interest expense on General Agency Commission and Servicing Agreement	—	—	—	—	3,596	5,716
Interest expense on notes payable	7,286	16,324	2,358	2,713	1,901	2,881
Interest expense on subordinated debentures	4,918	14,145	9,609	7,661	—	—
Interest expense on amounts due under repurchase agreements and other interest expense	5,799	11,280	3,148	1,278	1,777	1,504
Interest portion of rental expense	94	388	344	314	267	171
Combined fixed charges	$110,643	$353,616	$324,493	$260,041	$191,044	$110,397

Ratio of consolidated earnings to fixed charges	1.1	1.2	1.2	1.2	1.2	1.1

Ratio of consolidated earnings to fixed charges excluding interest credited to account balances	1.3	2.7	5.5	4.3	4.8	1.9

On December 31, 2003, retroactive to January 1, 2003, we adopted Financial Accounting Standards Board (“FASB”) Interpretation No. 46 (“FIN 46”), Consolidation of Variable Interest Entities, an Interpretation of Accounting Research Bulletin No. 51.  During the first quarter of 2005, retroactive to January 1, 2003, we adopted FASB Staff Position No. FIN 46(R)-5, Implicit Variable Interests under FIN 46”.  See notes 1 and 2 to our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2005.